PRESS RELEASE - July 16, 1998  FOR IMMEDIATE RELEASE:
                               For More Information Contact
NEWSOUTH BANCORP, INC.         Thomas A. Vann or William L. Wall
                               (252) 946-4178


NEWSOUTH BANCORP, INC. DECLARES THREE FOR TWO STOCK SPLIT
  IN THE FORM OF A 50% STOCK DIVIDEND AND AN INCREASE
          IN THE QUARTERLY CASH DIVIDEND RATE

Washington, North Carolina - NewSouth Bancorp, Inc. (Nasdaq:
NSBC)

     The Board of Directors of NewSouth Bancorp, Inc. today declared a three for two stock split payable in the form of a 50% stock dividend on the Company's outstanding common stock. The stock dividend is payable on August 19, 1998 to stockholders of record as of July 31, 1998.

     Stockholders will receive one additional share of common stock for every two shares they hold on the record date. Stockholders entitled to receive fractional shares will receive cash based on the stock's closing market price on the record date, adjusted for the dilution caused by the stock dividend. Stock certificates for dividend shares will be mailed to stockholders promptly following the payment date.

     In addition, management anticipates the Company's next regular quarterly cash dividend will be paid in October 1998, and expects to increase the current dividend rate by 5% for all outstanding shares of common stock, adjusted for the stock dividend dilution. The current annual cash dividend rate, adjusted for the stock dividend, of $0.267 per share will increase to $0.28 per share. Like all possible dividends, there are no assurances that such anticipated cash dividends will be paid unless appropriately declared by the Board of Directors.

     Tom Vann, President of the Company, stated that the Board of Directors determined that the payment of the stock dividend and the increase in the dividend rate were appropriate in light of the Company's capital position, the market price of its common stock and recent operating results. He noted that any further dividends will depend upon the Company's financial condition, earnings, equity structure, capital needs, regulatory requirements and economic conditions.

     NewSouth Bancorp, Inc. is the parent holding company of NewSouth Bank, a North Carolina-chartered commercial bank. The Bank serves eastern North Carolina from its main office located in Washington, North Carolina with full service branch offices located in Washington, Greenville, Elizabeth City, Kinston, New Bern and Rocky Mount, North Carolina and a loan production office in Wilmington, North Carolina.

     Total assets of NewSouth Bancorp, Inc. at June 30, 1998 were $269.1 million and stockholders' equity was $58.5 million.

(Nasdaq: NSBC)